Exhibit 10.2

First Commonwealth Financial Corporation
2016-2018 LONG-TERM INCENTIVE PLAN

1.	Purpose; Effective Date.

This 2016-2018 Long-Term Incentive Plan (the “Plan”) of First Commonwealth Financial Corporation (the “Company”) is designed to enable the Company and its subsidiaries to attract and retain key employees and to align the interests of such key employees with the interests of shareholders by promoting share ownership and rewarding the achievement of long-term performance goals. This Plan was approved by the Compensation and Human Resources Committee (the “Committee”) on February 18, 2016, for the January 1, 2016 through December 31, 2018 performance period (the “Performance Period”). Each Award granted under this Plan shall be subject to the terms and conditions of the First Commonwealth Financial Corporation Incentive Compensation Plan (as amended and restated effective April 28, 2015) (the “Master Plan”). Each capitalized term which is not otherwise defined in this Plan shall have the meaning given to such term in the Master Plan.

2.	Administration.

The Plan shall be administered by the Committee in accordance with Article 3 of the Master Plan.

3.	Plan Awards.

(a)Awards under the Plan shall consist of Performance Units, which shall be settled in shares of Common Stock upon the later of achievement of the Performance Goals and the last day of the Performance Period.

(b)Exhibit A identifies the Employees who have been selected by the Committee to become Participants in the Plan, each Participant’s Target Performance Unit Award, and the Plan Performance Goals.

(c)The Performance Goals shall be calculated from the Company’s publicly reported financial statements and shall be defined as follows:

i.Cumulative Earnings Per Share (“Cumulative EPS”) shall mean the sum of the disclosed fully diluted earnings per share (“EPS”) over the Performance Period.

ii.Total Return to Shareholders (“TRS”) Relative to Peers is defined as the Company’s cumulative TRS relative to the Company’s Peer Group, as reported through SNL Financial or other reporting service. TRS is defined for purposes of this Plan as the total change in the value of a share of Company stock over the Performance Period, plus the value of immediately reinvested dividends over the same period.

iii.Annual EPS shall mean EPS for each year of the Performance Period.

(d)The “Peer Group” for purposes of this Plan shall mean the Peer Group approved by the Committee as of February 20, 2015 and disclosed in the Company’s proxy statement for the 2016 annual meeting of shareholders. The following adjustments shall be made to the Peer Group during the Performance Period: (a) if the acquisition of a member of the Peer Group by another company is completed during the Performance Period or pending as of the last day of the Performance Period, the acquired Peer Group company will be removed from the Peer Group for the entire Performance Period; (b) if a member of the Peer Group acquires another company, the acquiring Peer Group company will remain in the Peer Group for the Performance Period; (c) if a member of the Peer Group is delisted on all major stock exchanges, such delisted company will be removed from the Peer Group for the entire Performance Period; (d) if the Company and/or any member of the Peer Group split its stock or declare a distribution of shares, such company’s TSR performance will be adjusted for the stock split or share

Exhibit 10.2

distribution so as not to give an advantage or disadvantage to such company by comparison to the other companies; and (e) members of the Peer Group that file for bankruptcy, liquidation or reorganization during the Performance Period will remain in the Peer Group positioned below the lowest performing non-bankrupt member of the Peer Group in reverse chronological order by bankruptcy date.

4.	Determination of Performance Units.

A Participant’s Performance Unit Award shall be determined according to the following formula:

(Target Award X Cumulative EPS Payout) + (Target Award X TRS Payout) + (Target Award X Annual EPS Payout)

For purposes of this formula:

“Target Award” shall mean the number of shares shown for the Participant in the “Target Performance Unit Award” column of Table 1 on Exhibit A.

“Cumulative EPS Payout” means the percentage shown in the “Cumulative EPS Payout” column of Table 2 on Exhibit A at the performance level for the Cumulative EPS Performance Goal. If the actual performance for Cumulative EPS falls between the Threshold and Target performance levels, or between the Target and Superior performance levels, the EPS Payout shall be interpolated between the percentage shown for the Threshold and Target performance levels, or between the percentage shown for the Target and Superior performance levels, as the case may be, as determined by the Committee in its sole discretion.

“TRS Payout” means the percentage shown in the “TRS Payout” column of Table 2 on Exhibit A at the performance level for the TRS Relative to Peers Performance Goal. If the actual performance for TRS Relative to Peers falls between the Threshold and Target performance levels, or between the Target and Superior performance levels, the TRS Payout shall be interpolated between the percentage shown for the Threshold and Target performance levels, or between the percentage shown for the Target and Superior performance levels, as the case may be, as determined by the Committee in its sole discretion.

“Annual EPS Payout” means 10% for each of the three fiscal years of the Performance Period in which EPS equals or exceeds $0.56; provided, that if the average of EPS for the three fiscal years of the Performance Period equals or exceeds $0.56, Annual EPS Payout shall be 30%.

5.	Settlement of Performance Units.

At the end of the Performance Period, the Committee will certify in writing the extent to which the Performance Goals have been achieved. For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made may be treated as written certification. Performance Units shall be paid and settled in shares of Common Stock as soon as practicable following the certification by the Committee of results for the Performance Period. However, in any event, all Performance Units shall be paid and settled in shares of Common Stock no later than March 15, 2019, or such earlier date as is provided in the immediately succeeding sentence, such that the payments will be exempt from Section 409A of the Code, under the “short term deferral" exemption specified in Treas. Reg. § 1.409A-1(b)(4). Notwithstanding the foregoing, the Committee, in its sole discretion, may cause all or any portion of a Participant’s Performance Units to be paid and settled in shares of Common Stock prior to March 15, 2019 in the event of (i) the death of the Participant or (ii) a Change of Control, provided that any such earlier payment or settlement shall be made no later than March 15 of the year following the year of such death or Change of Control.

Exhibit 10.2

6.	Termination of Employment.

Notwithstanding any provision to the contrary in the Master Plan, if the Participant ceases to be a full-time employee of the Company for any reason prior to the end of the Performance Period, the Participant will cease to be a participant in this Plan and will not be eligible to receive any Awards pursuant to this Plan.

7.	Miscellaneous Provisions.

(a)Claw-Back Rights. The Committee will have the sole and absolute authority to make retroactive adjustments to any Awards paid to Participants where the payment was predicated upon the achievement of erroneous financial or strategic business results or conduct which the Committee determines, in its sole discretion, created unnecessary or excessive risk to the Company or constituted dishonest or unethical conduct for the purposes of increasing the amount of the Participant’s Award. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by a Participant under the Plan.

(b)Amendment or Termination. Notwithstanding any provision to the contrary in the Master Plan, the Committee has full power to amend, modify, suspend, or terminate the Plan or the Awards granted under the Plan to the extent the Committee deems necessary or advisable, in its sole discretion, to promote the safety and soundness of the Company or any of its Subsidiaries, to comply with changes to applicable laws, regulations and regulatory guidance or under other extraordinary circumstances arising after the effective date of the Plan.

(c)Regulatory Approvals. The Plan and any Award made hereunder shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any government or regulatory agency as may be required.

(d)No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause.

(e)No Right to Participation. No employee or officer of the Company or any subsidiary shall have the right to be selected to receive an Award under this Plan, or, having been so selected, have the right to receive a future Award.

(f)Nontransferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant.
(g)Section 409A. The Plan will be administered, interpreted and construed in compliance with Section 409A of the Code and the regulations and other guidance promulgated thereunder ("Section 409A"), including any exemption thereunder. To the maximum extent permitted by Section 409A, all payments under the Plan are intended to be exempt from Section 409A pursuant to the exemption for short-term deferrals as specified in Treas. Reg. § 1.409A-1(b)(4), the exemption for restricted shares under Section 409A and any other exemptions available under Section 409A. Neither the Company, any of its Subsidiaries nor any of their respective predecessors, successors or affiliates (collectively, the "Company Group") shall be liable for, and nothing provided or contained in the Plan shall obligate or cause any member of the Company Group to be liable for, any tax, interest or penalties imposed on the Participant related to or arising with respect to any violation Section 409A.